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Consolidated Statement of Income (Unaudited)                                                                     Exhibit 99.1 (b) 1
Stand Alone NDC Health (Normalized)
(in thousands, except per share data)
==================================================================================================================================

                                             FY 99                             FY 00                                  FY01
                                         ------------  ------------------------------------------------------  -------------------
                                          Total Year    Qtr 1       Qtr 2      Qtr 3      Qtr 4    Total Year   Qtr 1      Qtr 2
                                         -----------   ------------------------------------------------------  -------------------
Revenue                                  $   270,793   $ 71,159   $ 71,211   $ 71,703   $ 75,207   $ 289,280   $ 80,245   $ 83,433

Operating expenses:
   Cost of service                           156,876     40,258     41,229     40,257     43,427     165,171     46,421     49,163

   Sales, general and administrative          61,158     15,542     15,838     18,360     18,993      68,733     19,956     19,299

                                         -----------   ------------------------------------------------------  -------------------
                                             218,034     55,800     57,067     58,617     62,420     233,904     66,377     68,462

                                         -----------   ------------------------------------------------------  -------------------
Operating income                              52,759     15,359     14,144     13,086     12,787      55,376     13,868     14,971


EBITDA                                        79,801     22,809     21,425     19,461     20,876      84,571     21,857     23,609

Other expense                                 (6,383)    (1,772)    (1,679)    (1,639)    (1,490)     (6,580)    (1,942)    (1,781)

                                         -----------   ------------------------------------------------------  -------------------
Income before income taxes                    46,376     13,587     12,465     11,447     11,297      48,796     11,926     13,190

Income taxes                                  17,855      5,231      4,799      4,407      4,349      18,786      4,592      5,078

                                         -----------   ------------------------------------------------------  -------------------
Net income                               $    28,521   $  8,356   $  7,666   $  7,040   $  6,948   $  30,010   $  7,334   $  8,112
                                         ===========   ======================================================  ===================


Basic shares                                  33,725     33,876     33,376     32,920     32,755      33,232     32,778     32,889
                                         ===========   ===========================================================================

Basic earnings per share                 $      0.85   $   0.25   $   0.23   $   0.21   $   0.21   $    0.90   $   0.22   $   0.25
                                         ===========   ===========================================================================

Note: These statements have been adjusted to reflect an estimated normalized stand alone NDC Health. For more explanation of the assumptions used to prepare these statements, please refer to the Form 8K text.